SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                             Securities Act of 1934

Filed by the registrant [X]
Filed by a party other than the registrant [ ]

Check the appropriate box:

[ ]  Preliminary proxy statement
[X]  Definitive proxy statement
[ ]  Definitive additional materials
[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                                BROOKE GROUP LTD.
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                (Name of Registrant as Specified In Its Charter)
- --------------------------------------------------------------------------------
                                BROOKE GROUP LTD.
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)
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Payment of filing fee (Check the appropriate box):

[X]  $125 per Exchange Act Rule 0-11(c)(1)(ii), or 14a-6(i)(1).
[ ]  $500 per each party to the controversy pursuant to Exchange Act
     Rule 14a-6(i)(3).
[ ]  Fee computed on table below per exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1) The filling fee is based on the proposed maximum aggregate value of the transaction calculated as the sum of (i) 2,000,000 shares of Registrant's Common Stock times $18.25, the average of the high and low prices as reported by the NASDAQ/NMS on December 16, 1993 and (ii) $10,000 the cash portion of the consideration to be paid by the proposed transaction.

        ------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 1-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     1)  Amount Previously paid:

         -------------------------------------------------------

     2)  Form, schedule or registration statement no.:

         -------------------------------------------------------

     3)  Filing party:
         Registrant

         -------------------------------------------------------

     4)  Date filed:

         -------------------------------------------------------
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(i) Set forth the amount on which the filing fee is calculated and state how it was determined

                                BROOKE GROUP LTD.
                             100 S.E. SECOND STREET
                              MIAMI, FLORIDA 33131

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JULY 18, 1996

TO THE STOCKHOLDERS OF BROOKE GROUP LTD.:

     The Annual Meeting of Stockholders of Brooke Group Ltd., a Delaware corporation (the "Company"), will be held at The Hyatt Regency Miami, 400 S.E. Second Avenue, Miami, Florida 33131 on Thursday, July 18, 1996, at 11:00 a.m. local time, and at any postponement or adjournment thereof, for the following purposes:

     1. To elect three directors to hold office until the next annual meeting of stockholders and until their successors are elected and qualified.

     2. To ratify the appointment of Coopers & Lybrand L.L.P. as independent auditors for the Company for the year ending December 31, 1996.

     3. To transact such other business as properly may come before the meeting or any adjournments or postponements of the meeting.

     Every holder of record of common stock, par value $.10 per share (the "Common Stock"), of the Company at the close of business on June 17, 1996 is entitled to notice of the meeting and any adjournments or postponements thereof and to vote, in person or by proxy, one vote for each share of Common Stock held by such holder. A list of stockholders entitled to vote at the meeting will be available to any stockholder for any purpose germane to the meeting during ordinary business hours from July 3, 1996 to July 18, 1996, at the headquarters of the Company located at 100 S.E. Second Street, 32nd Floor, Miami, Florida 33131. A proxy statement, form of proxy and the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, as amended, are enclosed herewith.

                                             By order of the Board of Directors,


                                             BENNETT S. LEBOW
                                             Chairman of the Board, President
                                             and Chief Executive Officer

Miami, Florida
June 18, 1996


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     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR
NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE SIGN AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.
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
                               BROOKE GROUP LTD.
                             100 S.E. SECOND STREET
                              MIAMI, FLORIDA 33131

                                  -------------
                                 PROXY STATEMENT
                                  -------------

                                  INTRODUCTION

     The enclosed proxy is solicited on behalf of the Board of Directors (the "Board") of Brooke Group Ltd., a Delaware corporation (the "Company"). The proxy is solicited for use at the annual meeting of stockholders (the "Annual Meeting") to be held at The Hyatt Regency Miami, 400 S.E. Second Avenue, Miami, Florida 33131 on Thursday, July 18, 1996, at 11:00 a.m., local time, and at any postponement or adjournment thereof. The Company's principal executive offices are located at 100 S.E. Second Street, 32nd Floor, Miami, Florida 33131 and its telephone number is (305) 579-8000.

                   VOTING RIGHTS AND SOLICITATION OF PROXIES

     Every holder of record of common stock, par value $.10 per share (the "Common Stock"), of the Company at the close of business on June 17, 1996 (the "Record Date") is entitled to notice of the meeting and any adjournments or postponements thereof and to vote, in person or by proxy, one vote for each share of Common Stock held by such holder. At the Record Date, the Company had outstanding 18,497,096 shares of Common Stock. The approximate date on which this proxy statement, accompanying notice and proxy and the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, as amended (the "Annual Report"), are first being mailed to stockholders is June 18, 1996.

     Any stockholder giving a proxy in the form accompanying this proxy statement has the power to revoke the proxy prior to its exercise. A proxy can be revoked by an instrument of revocation delivered at or prior to the Annual Meeting to the Secretary of the Company, by a duly executed proxy bearing a date or time later than the date or time of the proxy being revoked, or at the Annual Meeting if the stockholder is present and elects to vote in person. Mere attendance at the Annual Meeting will not serve to revoke a proxy. Abstentions and shares held of record by a broker or its nominee ("Broker Shares") that are voted on any matter are included in determining the number of votes present. Broker Shares that are not voted on any matter will not be included in determining whether a quorum is present.

     All proxies received and not revoked will be voted as directed. If no directions are specified, such proxies will be voted FOR the election of the Board's nominees and FOR ratification of the appointment of Coopers & Lybrand L.L.P. ("Coopers & Lybrand") to serve as independent auditors for the Company. The nominees receiving a plurality of the votes cast will be elected as directors. An affirmative vote of the majority of votes present at the meeting is necessary for approval of the other matters to be considered at the Annual Meeting. In all cases, shares with respect to which authority is withheld, abstentions and Broker Shares that are not voted will not be included in determining the number of votes cast.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of the Record Date, the beneficial ownership of the Company's Common Stock (the only class of voting securities) by
(i) each person known to the Company to own beneficially more than five percent of the Common Stock, (ii) each of the Company's directors and nominees, (iii) each of the Company's named executive officers (as such term is defined in the Summary Compensation Table below) and (iv) all directors and executive officers as a group. Unless otherwise indicated, each person possesses sole voting and investment power with respect to the shares indicated as beneficially owned, and the business address of each person is 100 S.E. Second Street, Miami, Florida 33131.

     Name and Address of                            Number of     Percent of
      Beneficial Owner                               Shares         Class
     -------------------                           ----------     ----------
Bennett S. LeBow (1) .........................     10,451,208       56.5%

BSL Partners (2) .............................      4,844,156       26.2%

LeBow Limited Partnership (3) ................      1,681,715        9.1%

LeBow Family Partnership 1993, Ltd. (4) ......        999,999        5.4%

Richard S. Ressler(5) ........................      1,824,999        9.9%
    Orchard Capital Corporation
    1999 Avenue of the Stars
    Los Angeles, CA  90067

Robert J. Eide (6) ...........................         10,000         (*)
    Aegis Capital Corp.
    70 East Sunrise Highway
    Valley Stream, NY  11581

Jeffrey S. Podell (6) ........................         10,000         (*)
    Newsote, Inc.
    26 Jefferson Street
    Passaic, NJ  07055

Gerald E. Sauter (7) .........................              0           -

Rouben V. Chakalian (8) ......................              0           -
    Liggett Group Inc.
    700 West Main Street
    Durham, NC  27702

All directors and executive officers
as a group (5 persons) .......................      10,471,208        56.6%

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(*) The percentage of shares beneficially owned does not exceed 1% of the
    Common Stock.

(1) Includes Common Stock held by BSL Partners, a New York general partnership ("BSL Partners"), LeBow Limited Partnership, a Delaware limited partnership ("LLP"), and LeBow Family Partnership 1993, Ltd., a Florida limited partnership ("LFP"). In January 1996, 2,874,129 of the shares of Common Stock owned by Bennett S. LeBow (the "Chairman") (together with shares of certain other affiliated holders specified below) were pledged to a financial institution (the "1996 Pledge").

(2) The Chairman holds an 80% interest in BSL Partners. The remaining interest is held by LLP. Pursuant to the 1996 Pledge, all shares of Common Stock owned by BSL Partners were pledged.

(3) The Chairman is the 99.99% general partner of LLP. In 1990, 1,681,715 shares of Common Stock owned by LLP were pledged to secure its obligation to make certain payments to the Company on account of a former executive's outstanding indebtedness of $8,677,000, due in 1997. In May 1994, LLP paid $3,200,000 in partial satisfaction of the obligation. In consideration thereof, the Company released 1,281,715 of the pledged shares. These shares were subsequently pledged under the 1996 Pledge.

(4) The Chairman is the general partner and a limited partner of LFP, and trusts for the benefit of the Chairman and certain family members hold the remaining partnership interests.

(5) Based upon a Statement of Changes in Beneficial Ownership on Form 4 dated June 5, 1996, filed by the named individual.

(6) The named individual is a director of the Company.

(7) The named individual retired as Vice President, Chief Financial Officer and Treasurer of the Company in May 1996.

(8) The named individual is an executive officer of the Company.

     In addition, by virtue of his controlling interest in the Company, the Chairman may be deemed to own beneficially the securities of the Company's subsidiaries, including BGLS Inc. ("BGLS") and Liggett Group, Inc. ("Liggett"), and securities of New Valley Corporation ("New Valley"), in which the Company holds an indirect voting interest of approximately 42%. The disclosure of this information shall not be construed as an admission that the Chairman is the beneficial owner of any securities of the Company's subsidiaries or New Valley under Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed. None of the Company's other directors or executive officers beneficially owns any equity securities of any of the Company's subsidiaries or New Valley.

                      NOMINATION AND ELECTION OF DIRECTORS

     The By-Laws of the Company provide, among other things, that the Board, from time to time, shall determine the number of directors of the Company. The size of the Board is presently set at three. The present term of office of all directors will expire at the Annual Meeting. Three directors are to be elected at the Annual Meeting to serve until the next annual meeting of stockholders and until their respective successors are elected and qualified.

     It is intended that proxies received will be voted FOR election of the nominees named below unless marked to the contrary. In the event any such person is unable or unwilling to serve as a director, proxies may be voted for substitute nominees designated by the present Board. The Board has no reason to believe that any of the persons named below will be unable or unwilling to serve as a director if elected.

     The Board of Directors recommends that stockholders vote FOR election of the nominees named below.

INFORMATION WITH RESPECT TO NOMINEES

     The following table sets forth certain information, as of the Record Date, with respect to each of the nominees. Each nominee is a citizen of the United States.

Name and Address                 Age       Principal Occupation
- ----------------                 ---       ---------------------
Bennett S. LeBow ...........     58        Chairman of the Board, President and
Brooke Group Ltd.                          Chief Executive Officer of the
100 S.E. Second Street                     Company
Miami, FL 33131

Robert J. Eide .............     43        Secretary and Treasurer, Aegis
Aegis Capital Corp.                        Capital Corp.
70 E. Sunrise Highway
Valley Stream, NY 11581

Jeffrey S. Podell ..........     55        Chairman of the Board and President,
Newsote, Inc.                              Newsote, Inc.
26 Jefferson Street
Passaic, NJ 07055

     Each director is elected annually and serves until the next annual meeting of stockholders or until his successor is duly elected and qualified.

BUSINESS EXPERIENCE OF NOMINEES

     BENNETT S. LEBOW (the "Chairman") has been Chairman of the Board, President and Chief Executive Officer of the Company since June 1990 and has been a director of the Company since October 1986. Since November 1990, he has been Chairman of the Board, President and Chief Executive Officer of BGLS, a wholly-owned subsidiary of the Company, which directly or indirectly holds the Company's equity interests in several private and public companies.

     The Chairman has been a director of Liggett, an indirect wholly-owned subsidiary of the Company engaged in the manufacture and sale of cigarettes primarily in the United States, since June 1990 and Chairman of the Board of Liggett from July 1990 to May 1993. He served as one of three interim Co-Chief Executive Officers of Liggett from March 1993 to May 1993.

     He has been Chairman of the Board of New Valley, a company engaged in the investment banking and brokerage business, ownership and management of commercial real estate and the acquisition of operating companies, in which the Company holds an indirect voting interest of approximately 42%, since January 1988 and Chief Executive Officer since November 1994. In November 1991, an involuntary petition seeking an order for relief under Chapter 11 of Title 11 of the United States Code was commenced against New Valley by certain of its bondholders. New Valley emerged from bankruptcy reorganization proceedings in January 1995. He has been Chairman of the Board, President and Chief Executive Officer of New Valley Holdings, Inc., an indirect wholly-owned subsidiary of the Company ("NV Holdings"), which holds certain of the Company's equity interest in New Valley, since September 1994.

     He was a director of MAI Systems Corporation ("MAI"), the Company's former indirect majority-owned subsidiary, from September 1984 to October 1995, Chairman of the Board from November 1990 to May 1995 and the Chief Executive Officer from November 1990 to April 1993. In April 1993, MAI filed for protection under Chapter 11 of Title 11 of the United States Code. In November 1993, MAI emerged from bankruptcy reorganization proceedings. MAI is engaged in the development, sale and service of a variety of computer and software products. From June 1990 until August 1994, he was Chairman of the Board and/or a director of SkyBox International Inc. ("SkyBox"), the Company's former indirect wholly-owned subsidiary. SkyBox is a producer, marketer and distributor of collectible sports and trading cards and related products.

     ROBERT J. EIDE has been a director of the Company since November 1993. Mr. Eide has been a director of BGLS since November 1993, a director of NV Holdings since September 1994, Secretary and Treasurer of Aegis Capital Corp., a registered broker-dealer, since before 1988. Mr. Eide also serves as a director of Nathan's Famous, Inc., a restaurant chain. Mr. Eide served as a director of VTX Electronics Corp., a wire and cable distributor, from September 1991 until November 1995 and served as Chairman of the Board thereof from April 1994 until November 1995. Mr. Eide has also been a stockholder of a corporate general partner of a limited partnership organized to acquire and operate real estate property. The limited partnership filed for protection under the Federal bankruptcy laws in 1991.

     JEFFREY S. PODELL has been a director of the Company since November 1993. Mr. Podell has been a director of BGLS since November 1993, a director of NV Holdings since September 1994 and the Chairman of the Board and President of Newsote, Inc., a privately held holding company, since 1989. Mr. Podell was a director of VTX Electronics Corp. from 1991 until 1995, and was a registered representative at Aegis Capital Corp. from before 1988 to 1992.

BOARD OF DIRECTORS AND COMMITTEES

     During 1995, the Board of Directors held two meetings, both of which were attended by all of the directors. During 1995, the Executive Committee (composed of Messrs. LeBow and Eide), and the Audit Committee (composed of Messrs. Eide and Podell) did not meet, while the Compensation Committee (composed of Messrs. Eide, LeBow and Podell) met once.

     The Executive Committee exercises, in the intervals between meetings of the Board of Directors, all the powers of the Board of Directors in the management and affairs of the Company.

     The Audit Committee reviews, with the Company's independent auditors, matters relating to the scope and plan of the audit, the adequacy of internal controls and the preparation of financial statements, and reports and makes recommendations to the Board of Directors with respect thereto.

     The Compensation Committee reviews, approves and administers management compensation and executive compensation plans. For information on the compensation of the Company's executive officers, see "Board Compensation Committee Report on Executive Compensation".

EXECUTIVE COMPENSATION

     The following table sets forth information concerning compensation awarded to, earned by or paid during the past three years to those persons who were, at December 31, 1995, the Company's Chief Executive Officer and the other two executive officers of the Company whose cash compensation exceeded $100,000 (collectively, the "named executive officers").

                                       SUMMARY COMPENSATION TABLE (1)(2)

                                                           Annual Compensation
                                               --------------------------------------------
            Name and                                                           Other Annual           All Other
       Principal Position         Year           Salary          Bonus         Compensation         Compensation
       ------------------         ----         ---------        -------        ------------         ------------
                                                  ($)             ($)               ($)                  ($)

Bennett S. LeBow ..............   1995         1,187,500        593,750         118,750(3)                --
  Chairman of the Board,          1994           950,000        475,000          95,000(3)                --
  President and Chief             1993           950,000        475,000          95,000(3)             4,497(4)
  Executive Officer

Gerald E. Sauter(5) ...........   1995           278,534(5)          --              --                   --
  Vice President, Chief           1994           229,167         80,000              --               12,040(7)
  Financial Officer               1993           264,063(6)      50,000              --                4,497(4)
  and Treasurer

Rouben V. Chakalian(8) ........   1995           432,000        285,120              --                   --
  Chairman of the Board,          1994           252,000        302,400         250,000(9)                --
  President and Chief             1993                --             --              --                   --
  Executive Officer of
  Liggett


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(1) The aggregate value of perquisites and other personal benefits received by the named executive officers are not reflected because the amounts were below the reporting requirements established by the rules of the Securities and Exchange Commission (the "SEC").

(2) No restricted stock or stock options were granted in 1993, 1994 or 1995 to the named executive officers.

(3) Represents an annual payment in lieu of certain other executive benefits.

(4) Represents employer contributions under profit sharing (i.e., 401(k)) and similar plans maintained by the Company.

(5) In 1995, all of Mr. Sauter's salary was paid by New Valley, and 25% (or $69,633) was subsequently reimbursed to New Valley by the Company. The table reflects 100% of Mr. Sauter's 1995 salary. Mr. Sauter retired as Vice President, Chief Financial Officer and Treasurer of the Company in May 1996.

(6) Includes $26,562 relating to a salary increase that was declared in May 1994, and retroactively effective as of April 1993.

(7) Includes life insurance premiums paid by the Company.

(8) Effective April 1, 1996, Mr. Chakalian assumed the title of Chairman of the Board of Liggett.

(9) Represents payments made pursuant to a consulting agreement between Mr. Chakalian and Liggett. See "Employment Agreements".

COMPENSATION OF DIRECTORS

     Outside directors of the Company each receive $7,000 per annum as compensation for serving as a director, $1,000 per annum for each Board committee membership, $1,000 per meeting for each Board meeting attended, and $500 per meeting for each committee meeting attended.
In addition, each outside director of BGLS receives $28,000 per annum as compensation for serving as a director, $500 per annum for each Board committee membership, $500 per meeting for each Board meeting attended, and $500 for each committee meeting attended. Each outside director is reimbursed for reasonable out-of-pocket expenses incurred in serving on the Board of the Company and/or BGLS. In January 1995, each outside director of the Company received an award of 10,000 shares of the Company's Common Stock for services as a director during 1994.

EMPLOYMENT AGREEMENTS

     The Chairman is a party to an employment agreement with the Company dated February 21, 1992. The agreement has a one-year term with automatic renewals for additional one-year terms unless notice of non-renewal is given by either party six months prior to the termination date. As of January 1, 1996, the Chairman's annual base salary was $1,484,375. He is entitled to a minimum annual bonus of $742,188, payable quarterly, in lieu of participation in Company stock incentive plans. He is also entitled to an annual payment equal to 10% of his base salary in lieu of certain other executive benefits such as club memberships, company paid automobiles and other similar perquisites. Following termination of his employment without cause (as defined), he would continue to receive his then current base salary and minimum bonus for 24 months. Following termination of his employment within two years of a change of control (as defined) or in connection with similar events, he is entitled to receive a lump sum payment equal to 2.99 times his then current base salary and minimum bonus. In connection with the settlement of a stockholder lawsuit against the Company and the Chairman, the Chairman has agreed that for a period of four years beginning January 1, 1994, his employment contract shall be adjusted on an annual basis on such terms as are established by a compensation committee consisting entirely of independent directors. In addition, the Chairman's salary and bonus may not be increased from one year to the next during the same four-year period by more than 10% per annum, except that his salary and bonus may be increased in the same percentage amount as any increase in the price of the Company's Common Stock during a calendar year, subject to a maximum increase of 25% per annum. His salary and bonus are subject to decrease if the price of the Common Stock decreases by more than 10% during a calendar year, up to a maximum decrease of 25% per annum, but in no event lower than compensation earned in 1993.

     Rouben V. Chakalian, Chairman of the Board of Directors and, prior to April 1, 1996, President and Chief Executive Officer of Liggett, is a party to an employment agreement with Liggett, dated and effective as of June 1, 1994. The agreement, which terminated on May 31, 1996, has been supplemented by a letter agreement dated January 9, 1996. Mr. Chakalian's annual base salary through May 31, 1996 was $432,000 and thereafter is at a rate of $240,000 per annum (plus $2,000 per day if his presence is required at certain locations over six days per month). He is also entitled to receive a 1996 target annual bonus of 60% of his base salary, prorated for the first five months of 1996, based upon the achievement of specified EBIT (earnings before interest and taxes) targets, and, effective January 1997, his bonus target will be 25% of annual salary. In case of termination, Mr. Chakalian is covered by Liggett's executive termination policy which provides for 24 months of termination pay at the current salary of an executive, if the executive officer's employment is terminated without cause (as defined). The definition of "cause" in such executive termination pay policy is willful and continued failure to perform employment duties or obligations, willful misconduct, material breach of any provision in the agreement, fraud or conviction of a felony.

     Prior to June 1994, Mr. Chakalian served as a consultant to Liggett advising on both Liggett's international and domestic operations. While acting as a consultant, and pursuant to a letter agreement dated June 15, 1993, Mr. Chakalian received payments of $250,000 and $196,000 for consulting services rendered during 1994 and 1993, respectively.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1995, the Chairman and Messrs. Eide and Podell were members of the Company's compensation committee. Messrs. Eide and Podell serve as directors of BGLS and NV Holdings. Mr. Eide is a stockholder, and serves as the Secretary and Treasurer of Aegis Capital Corp. ("ACC"), a registered broker-dealer that has performed services for the Company and its affiliates since before January 1, 1995.

During 1995, ACC received commissions and other income in the aggregate amount of $584,616 from the Company and/or its affiliates. In connection with the acquisition of certain office buildings by New Valley on January 10, 1996, Mr. Eide received a commission of $220,000 from the seller.

     The Chairman is a director of Liggett. He is Chairman of the Board and Chief Executive Officer of New Valley. The Chairman is a director of BGLS and NV Holdings.

DEFINED BENEFIT OR ACTUARIAL PLAN DISCLOSURE

     BGLS sponsors the Retirement Plan For Salaried Non-Bargaining Unit Employees (the "Retirement Plan") of Liggett, which is a noncontributory, defined benefit plan. Each salaried employee of the participating companies becomes a participant on the first day of the month following one year of employment with 1,000 hours of service and the attainment of age 21. A participant becomes vested as to benefits on the earlier of his attainment of age 65, or upon completion of five years of service. Benefits become payable on a participant's normal retirement date, age 65, or, at the participant's election, at his early retirement after he has attained age 55 and completed ten years of service. A participant's annual benefit at normal retirement date is equal to the sum of: (A) the product of: (1) the sum of: (a) 1.4% of the participant's average annual earnings during the five-year period from January 1, 1986 through December 31, 1990 not in excess of $19,500 and (b) 1.7% of his average annual earnings during such five-year period in excess of $19,500 and
(2) the number of his years of credited service prior to January 1, 1991; (B) 1.55% of his annual earnings during each such year after December 31, 1990, not in excess of $16,500; and (C) 1.85% of his annual earnings during such year in excess of $16,500. The maximum years of credited service is 35. If hired prior to January 1, 1983, there is no reduction for early retirement. If hired on or after January 1, 1983, there is a reduction for early retirement equal to 3% per year for the number of years prior to age 65 (age 62 if the participant has at least 20 years of service) that the participant retires. The Retirement Plan also provides benefits to disabled participants and to surviving spouses of participants who die prior to retirement. Benefits are paid in the form of a single life annuity, with optional actuarially equivalent forms of annuity available. Payment of benefits is made beginning on the first day of the month immediately following retirement. As of December 31, 1993, the accrual of benefits under the plan for Liggett employees was frozen.

     As of December 31, 1995, none of the named executive officers was eligible to receive any benefits under the Retirement Plan.

     Under certain circumstances, the amount of retirement benefit payable under the Retirement Plan to certain employees may be limited by the federal tax laws. Any Retirement Plan benefit lost due to such a limitation will be made up by BGLS through a non-qualified supplemental retirement benefit plan. BGLS has accrued, but not funded, amounts to pay benefits under this supplemental plan.

STOCK OPTION GRANTS AND STOCK OPTION EXERCISES

     There were no stock options granted to or exercised by any of the named executive officers during 1995.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Compensation arrangements for the Company's executive officers are usually negotiated on an individual basis between the Chairman and each executive. The Company's executive compensation philosophy is to base management's pay, in part, on achievement of the Company's goals, to provide incentives to enhance stockholder value, to provide competitive levels of compensation, to recognize individual initiative and achievement, and to assist the Company in attracting talented executives to a challenging and demanding environment and to retain such executives for the benefit of the Company and its subsidiaries, as the case may be. Compensation arrangements for the Company's executive officers are determined initially by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for management talent. Annual salary adjustments are determined by evaluating the competitive marketplace, the performance of the Company, the performance of the executive, and any increased responsibilities assumed by the executive. Bonus arrangements of certain executive officers are fixed by contract and are not contingent. The Company, from time to time, considers the payment of discretionary bonuses to its executive officers. Bonuses are determined, first, upon the level of achievement by the Company of its goals and, second, upon the level of personal achievement by such executive officers.

     The compensation package of the Chairman was negotiated and approved by the Board of Directors in February 1992. The compensation of the Chairman is set forth in an employment agreement between the Chairman and the Company and is restricted by a settlement agreement between the parties to a stockholder lawsuit against the Company and Chairman. See "Employment Agreements", above.

     The compensation package of Mr. Chakalian, as Chairman of the Board, and prior to April 1, 1996, as President and Chief Executive Officer of Liggett, was negotiated and approved by the Board of Directors of Liggett in June 1994. The compensation of Mr. Chakalian is set forth in an employment agreement, as supplemented, between Mr. Chakalian and Liggett. See "Employment Agreements", above.

     In 1993, Section 162(m) was added to the Internal Revenue Code of 1986, as amended (the "Code"). This Section generally provides that no publicly held company shall be permitted to deduct compensation in excess of $1 million paid in any taxable year to its chief executive officer or any of its four other highest paid officers unless: (i) the compensation is payable solely on account of the attainment of performance goals; (ii) the performance goals are determined by a compensation committee of two or more outside directors; (iii) the material terms under which compensation is to be paid are disclosed to and approved by the stockholders of the Company; and (iv) the compensation committee certifies that the performance goals were met. This limitation is applicable to compensation paid by the Company to the Chairman. The effect of the Code Section 162(m) limitation is substantially mitigated by the Company's net operating losses, although the amount of any deduction disallowed under Code Section 162(m) could increase the Company's alternative minimum tax by up to 2% of such disallowed amount. For information relating to the Company's net operating losses, see Note 11 (Income Taxes) to the Company's Consolidated Financial Statements, which Note is set forth in the Annual Report enclosed herewith and is incorporated herein by reference thereto.

     The foregoing information is provided by the Compensation Committee of the Company.

                                                      Robert J. Eide
                                                      Bennett S. LeBow
                                                      Jeffrey S. Podell
                                       9

PERFORMANCE GRAPH

     The following graph compares the total annual return of the Company's Common Stock, the S&P 500 Index, the S&P MidCap 400 Index and the S&P Tobacco Index for the five years ended December 31, 1995. The graph assumes the value of the investment and each index was $100 on December 31, 1990 and that all dividends were reinvested. Information for the Company's Common Stock includes
(i) the value of the Company's Contingent Value Rights ("CVRs") at December 31, 1991 and 1992; (ii) the value of the October 7, 1993 distribution to the Company's stockholders of SkyBox common stock assuming such stock was held by such stockholders until April 30, 1995 (the date on which Marvel Entertainment Group, Inc. completed its acquisition of SkyBox pursuant to, among other things, a cash tender offer of $16 per share); (iii) a cash distribution of $.36 per CVR on account of the Company's redemption of the CVRs on December 9, 1993; and (iv) the value of the February 13, 1995 distribution to the Company's stockholders of MAI common stock, assuming such stock was held by such stockholders until December 31, 1995.



                               [PERFORMANCE GRAPH]



                             12/90    12/91   12/92   12/93   12/94    12/95
                             -----    -----   -----   -----   -----    -----
Brooke Group Ltd. .........   100      138     146     118      206     689
S&P 500 ...................   100      130     140     154      156     215
S&P MidCap ................   100      150     168     192      184     237
S&P Tobacco ...............   100      152     152     118      129     199

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On January 25, 1995, the Company entered into a Non-qualified Stock Option Agreement (the "Agreement") with a consultant who serves as a director and President of New Valley. The Agreement granted such consultant non-qualified stock options to purchase 500,000 shares of the Company's restricted Common Stock at an exercise price of $2.00 per share. The options are exercisable over a ten-year period, with 20% vesting on the grant date and 20% vesting on each of the four anniversaries of the grant date. Pursuant to the Agreement, Common Stock dividend equivalents are paid on each unexercised option. During 1995, the consultant received $320,000 of consulting fees from the Company. Since January 1, 1996, the consultant has received consulting fees of $40,000 per month from the Company and a subsidiary.

         Effective July 1, 1990, a former executive of the Company transferred his equity in the Company to the Chairman and resigned from substantially all of his positions with the Company and its affiliates. In consideration for this transfer, LLP, a partnership controlled by the Chairman, agreed, among other things, to make certain payments to the Company on account of the former executive's outstanding indebtedness of $8,677,000. In connection with this transaction, LLP pledged 1,681,715 of the shares it held of Common Stock to secure its obligation. In May 1994, LLP paid $3,200,000 in partial satisfaction of the obligation. In consideration thereof, the Company released 1,281,715 of the pledged shares.

     During 1995, Orchard Capital Corporation, an affiliate of Richard Ressler, the beneficial owner of 9.9% of the Company's Common Stock and a director of New Valley, served as a consultant to the Company and its subsidiaries and received consulting fees of $270,000.

     During 1995, the Company and New Valley entered into an expense sharing agreement whereby New Valley agreed to reimburse the Company for its portion of certain operating expenses, rent and utilization of personnel. Expense reimbursements amounted to $571,000 for the year ended December 31, 1995.

     For information concerning certain agreements and transactions between the Company, BGLS and New Valley relating to RJR Nabisco Holdings Corp., see Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations - Recent Developments Certain Matters Relating to RJR Holdings" and
Note 3 (RJR Nabisco Holdings Corp.) and Note 17 (Related Party Transactions) to the Company's Consolidated Financial Statements, each of which is set forth in the Annual Report enclosed herewith and is incorporated herein by reference thereto.

     See also "Compensation Committee Interlocks and Insider Participation."

                     APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Board of Directors has appointed the firm of Coopers & Lybrand to serve as its independent auditors for 1996. Coopers & Lybrand has acted as the Company's independent accountants since December 1986.

     The stockholders will be requested to adopt the following resolution:

          "RESOLVED, that the appointment by the Board of Directors of Brooke Group Ltd. of Coopers & Lybrand L.L.P. as independent auditors for the year 1996 be ratified."

     The Board of Directors recommends a vote FOR this proposal.

     In the event the resolution is defeated, the adverse vote will be considered as a direction to the Board of Directors to select other auditors for the following year. However, because of the difficulty of substituting other auditors, it is contemplated that the appointment for the year 1996 will be permitted to stand unless the Board of Directors finds other good reason for a substitution.

     Representatives of Coopers & Lybrand are expected to be present at the Annual Meeting and will have an opportunity to make a statement should they desire to do so. Such representatives are also expected to be available to answer appropriate questions of stockholders.

     The services to be rendered to the Company by Coopers & Lybrand include examination of the consolidated financial statements of the Company and its subsidiaries, reviews of quarterly and other reports filed with the SEC, participation in meetings with the Audit Committee in connection with the performance of audit services, audits of the employee pension plans of the Company's subsidiaries, and other special audit, tax and accounting services.

                                  MISCELLANEOUS

1995 ANNUAL REPORT ON FORM 10-K

     The Company has mailed, with this proxy statement, copies of the Annual Report to stockholders as of the Record Date. THE COMPANY WILL PROVIDE WITHOUT CHARGE, TO EACH STOCKHOLDER AS OF THE RECORD DATE, A COPY OF THE ANNUAL REPORT ON THE WRITTEN REQUEST OF ANY SUCH STOCKHOLDER ADDRESSED TO THE COMPANY'S SECRETARY AT BROOKE GROUP LTD., 100 S.E. SECOND STREET, MIAMI, FLORIDA 33131.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Exchange Act requires directors and executive officers of the Company, as well as persons who own more than 10% of a registered class of the Company's equity securities (the "Reporting

Persons"), to file reports of initial beneficial ownership and changes in beneficial ownership on Forms 3, 4 and 5 with the SEC and the New York Stock Exchange. Such Reporting Persons are also required by SEC regulations to furnish the Company with copies of all such reports that they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and representations that no other reports were required, during and with respect to the fiscal year ended December 31, 1995, all Reporting Persons have timely complied with all filing requirements applicable to them, except Mr. Chakalian filed late his initial statement of beneficial ownership of securities on Form 3 after being designated an executive officer by the Company.

STOCKHOLDER PROPOSALS FOR THE 1997 ANNUAL MEETING

         Proposals of stockholders intended to be presented at the 1997 Annual Meeting of Stockholders of the Company must be received by the Company at its principal executive offices, 100 S.E. Second Street, Miami, Florida 33131,
Attention: Marc N. Bell, Secretary, on or before March 20, 1997 in order to be included in the Company's proxy statement and accompanying proxy card relating to that meeting.

OTHER MATTERS

     The cost of this solicitation of proxies will be borne by the Company. In addition to the use of the mails, some of the directors, officers and regular employees of the Company may, without additional compensation, solicit proxies personally or by telephone. The Company will reimburse brokerage houses, banks and other custodians, nominees and fiduciaries for customary expenses incurred in forwarding soliciting material to the beneficial owners of Common Stock.

     The Board knows of no other matters which will be presented at the Annual Meeting. If, however, any other matter is properly presented at the Annual Meeting, the proxy solicited by this proxy statement will be voted in accordance with the judgment of the person or persons holding such proxy.

                                         By order of the Board of Directors,

                                         BENNETT S. LEBOW
                                         Chairman of the Board, President
                                         and Chief Executive Officer

Dated:  June 18, 1996

                               BROOKE GROUP LTD.

                                      PROXY

    SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE 1996 ANNUAL MEETING OF
                      STOCKHOLDERS OF BROOKE GROUP LTD.


     The undersigned stockholder of Brooke Group Ltd. (the "Company") hereby constitutes and appoints Andrew E. Balog and Marc N. Bell, attorney and proxy of the undersigned, with power of substitution, to attend, vote and act for the undersigned at the 1996 Annual Meeting of Stockholders of the Company, a Delaware corporation, to be held at The Hyatt Regency Miami, 400 S.E Second Avenue, Miami, Florida 33131 on Thursday, July 18, 1996 at 11:00 a.m. local time, and at any postponement or adjournment thereof, with respect to the following on the reverse side of this proxy card and, in their discretion, on such other matters as may properly come before the meeting and at any postponement or adjournment thereof.

                (TO BE CONTINUED AND SIGNED ON THE REVERSE SIDE.)


[X] PLEASE MARK YOUR VOTE AS IN THIS EXAMPLE.

Item 1. Election of Directors:

       FOR all nominees named at right (except as indicated to the contrary) [ ]

       WITHHOLD AUTHORITY to vote for all nominees named at right [ ]

       Nominees: Robert J. Eide, Bennett S. LeBow and Jeffrey S. Podell


   (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the line provided below.

   ---------------------------------------------------------------

 Item 2. Ratification of the appointment of Coopers & Lybrand L.L.P. as the independent auditors for 1996.

         FOR [ ]    AGAINST [ ]    ABSTAIN [ ]

     If not otherwise directed, this proxy will be voted FOR the election of the nominees in Item 1 and FOR the ratification of the appointment of Coopers & Lybrand L.L.P. as the independent auditors for 1996 in Item 2.

     The Board of Directors recommends a vote FOR all nominees in Item 1 and a vote FOR Item 2.

PLEASE DATE, SIGN AND MAIL AT ONCE IN THE ENCLOSED POSTPAID ENVELOPE.

Signature ________________ Date _________ Signature ______________ Date ________
                                                   IF HELD JOINTLY

     NOTE: Please sign exactly as your name appears hereon. If signing as attorney, administrator, trustee, guardian or the like, please give your full title as such. If signing for a corporation, please give your title